Exhibit 99.1

Analyst Contact:	Mark Schlei
Sparton Corporation
Email: mschlei@sparton.com
Office: (847) 762-5812

Media Contact :	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Completes Acquisition of Onyx

•	Acquisition Expected to Provide $50 Million in Annual Revenue

•	Adds Expansion into Minneapolis Technology Corridor

SCHAUMBURG, ILLINOIS – November 19, 2012 – Sparton Corporation (NYSE: SPA), a premier supplier of sophisticated electromechanical devices, sub-assemblies and related services for highly regulated environments in the Medical, Military & Aerospace, and Industrial markets announces that its wholly owned subsidiary, Sparton Onyx, LLC completed its previously announced acquisition of Onyx EMS, LLC (“Onyx”) on November 15, 2012 in a $43.25 million all-cash transaction, subject to certain post-closing adjustments.

Onyx, with sites in both Watertown, South Dakota and Minneapolis, Minnesota, primarily manufactures medical devices for OEM and emerging technology companies, including products for cardiovascular diagnostics, hearing assistance, patient temperature and warming, point-of-care diagnostics, and surgical equipment used in intraosseous medicine. Onyx also has a presence in the industrial market providing products such as precision measurement instruments for monitoring air quality and pollution, commercial fire and smoke alarm systems, sensing tools, test fixtures, and complex LED assemblies.

“The addition of Onyx meets the criteria of our growth strategy by providing further expansion regionally into the Minneapolis medical device corridor, diversifying our customer base through both existing programs and a strong business development pipeline, and to continue to increase the number of complex sub-assembly and full device programs within Sparton. Additionally, Onyx brings solid, long-term customer relationships that will utilize Sparton’s expanded list of service offerings such as our low cost country footprint in Viet Nam and full engineering design capabilities,” commented Cary Wood, President & CEO of Sparton Corporation.

“The acquisition is expected to be accretive to earnings within this fiscal year and the addition of the Onyx management team and its skilled workforce will further strengthen our business development efforts to support our organic growth initiatives. We are pleased to have them joining the Sparton family and look forward to the efficient integration of this business as we expect this acquisition to improve profitability and enhance shareholder value.”

Sparton has also entered into a new financing agreement with BMO Harris Bank for $65 million in credit facilities with an increase option of up to $100 million. The credit facilities will be available for working capital, additional acquisitions and general corporate purposes.

“We are pleased to have BMO Harris Bank as our new banking partner to support our operating needs and future growth ambitions. The $65 million in credit facilities, coupled with its flexible accordion feature of an additional $35 million, adds to our already strong liquidity position. With access to these funds in place, we intend to continue executing on complementary and compatible acquisitions as a key part of our strategic growth plan,” concluded Cary B. Wood, President & CEO of Sparton.

Lincoln International represented Onyx in this transaction.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 113th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical, Military & Aerospace, and Industrial & Instrumentation. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. Sparton’s Web site may be accessed at www.sparton.com.

About Sparton Medical

Sparton Medical’s operations are comprised of contract development, design, production and fulfillment of complex and sophisticated medical class I, class II, and class III devices in its FDA registered and ISO 13485 certified facilities. We assure product reliability and safety in accordance with Food and Drug Administration (“FDA”) guidelines and GMP manufacturing procedures for each product we design and manufacture. Sparton Medical specializes in systems and procedures that meet the requirements of medical OEM and emerging technology customers in the In Vitro Diagnostic Therapeutic and Surgical Devices market segments. For more information, visit www.sparton.com/medical.

About BMO Harris Bank

Based in Chicago, BMO Harris Bank N.A. provides a broad range of personal banking products and solutions through over 600 branches and approximately 1,300 ATMs in Illinois, Wisconsin, Indiana, Kansas, Missouri, Minnesota, Nevada, Arizona and Florida. BMO Harris Bank’s commercial banking team provides a combination of sector expertise, local knowledge and mid-market focus throughout the U.S. Deposit and loan products and services provided by BMO Harris Bank N.A. Member FDIC. BMO Harris Bank is a trade name used by BMO Harris Bank N.A. BMO Harris Bank is part of BMO Financial Group, a North American financial organization with 1,600 branches, and a retail deposit base of approximately $180 billion.

About Lincoln International

Lincoln International specializes in merger and acquisition advisory services, debt advisory services, private capital raising and restructuring advice on mid-market transactions. Lincoln International also provides fairness opinions, valuations and pension advisory services on a wide range of transaction sizes. With thirteen offices in the Americas, Asia and Europe, Lincoln International has strong local knowledge and contacts in key global economies. The firm provides clients with senior-level attention, in-depth industry expertise and integrated resources. By being focused and independent, Lincoln International serves its clients without conflicts of interest. More information about Lincoln International can be obtained at www.lincolninternational.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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